                                                                  EXHIBIT 10.32

                                   CARLSON CENTER

                                    OFFICE LEASE

                                      BETWEEN

                            CARLSON REAL ESTATE COMPANY,
                          A MINNESOTA LIMITED PARTNERSHIP,

                                    as Landlord

                                        AND

                                GRAND CASINOS, INC.

                                     as Tenant

                                  TABLE OF CONTENTS



SECTION                                                                  PAGE

1.     Basic Lease Provisions and Definitions. . . . . . . . . . . . . . . 1
2.     Premises. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
3.     Title and Condition . . . . . . . . . . . . . . . . . . . . . . . . 2
4.     Rent Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
5.     Landlord's Work; Tenant's Acceptance of Premises. . . . . . . . . . 4
6.     Operation and Use of Premises . . . . . . . . . . . . . . . . . . . 4
7.     Net Lease; Non-terminability. . . . . . . . . . . . . . . . . . . . 6
8.     Taxes, Assessments and Utility Charges. . . . . . . . . . . . . . . 7
9.     Repairs and Maintenance . . . . . . . . . . . . . . . . . . . . . . 8
10.    Encroachments . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
11.    Alterations or Additions to the Buildings by Tenant . . . . . . . . 9
12.    Landlord's Access . . . . . . . . . . . . . . . . . . . . . . . . . 9
13.    Indemnity and Non-liability . . . . . . . . . . . . . . . . . . . .10
14.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
15.    Casualty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
16.    Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
17.    Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . . . . .15
18.    Mortgage and Subordination. . . . . . . . . . . . . . . . . . . . .15
19.    Estoppel Certificates and Consents. . . . . . . . . . . . . . . . .15
20.    Assignment and Subletting . . . . . . . . . . . . . . . . . . . . .16
21.    Default and Remedies. . . . . . . . . . . . . . . . . . . . . . . .17
22.    Surrender of Possession . . . . . . . . . . . . . . . . . . . . . .20
23.    Option to Purchase Premises . . . . . . . . . . . . . . . . . . . .21
24.    Option to Purchase Adjoining Site . . . . . . . . . . . . . . . . .22
25.    Right of First Refusal. . . . . . . . . . . . . . . . . . . . . . .23
26.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
27.    Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . .24
28.    Provisions of General Application . . . . . . . . . . . . . . . . .24
29.    Representations . . . . . . . . . . . . . . . . . . . . . . . . . .25
       Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26



              EXHIBIT                                             CITE
              -------                                             ----
       A - Legal Description                                   Section 1.4
             ("Premises" "Adjoining Site")
       B - Landlord's Work                                     Section 5
       C - Management Contract                                 Section 9
       D - Site Plan                                           Section 24


                                     OFFICE LEASE

DATE:       February 1, 1996

PARTIES:    CARLSON REAL ESTATE COMPANY,
            A MINNESOTA LIMITED PARTNERSHIP
            "Landlord"

            GRAND CASINOS, INC.
            "Tenant"

AGREEMENT:

       In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     BASIC LEASE PROVISIONS AND DEFINITIONS.

       1.1    STREET ADDRESS OF PREMISES:  130 Cheshire Lane, Minnetonka, MN
55345.

       1.2 LANDLORD'S MAILING ADDRESS: 2222 Plaza VII, 45 South Seventh Street, Minneapolis, MN 55402.

       1.3    TENANT'S MAILING ADDRESS:  130 Cheshire Lane, Minnetonka, MN
55345.

       1.4 PREMISES: Approximately 9.9283 acres, legally described on Exhibit "A" attached, located in the City of Minnetonka, County of Hennepin, State of Minnesota, together with an office building (the "Building") of approximately 65,000 square feet of gross area on two above grade floors, fixtures, parking lots, driveways and other improvements located or to be constructed thereon and owned by Landlord and all easements and other rights appurtenant thereto and owned by Landlord (collectively, the "Premises") subject to the terms and conditions set forth herein.

       1.5    TERM:  Fifteen (15) Lease Years.

       1.6 LEASE YEAR: The twelve (12) full calendar months commencing on the Commencement Date, unless the Commencement Date does not fall on the first day of a month in which event the first Lease Year shall commence on the first day of the month immediately following the month in which the Commencement Date occurs. Each subsequent Lease Year shall commence on the anniversary of the first Lease Year. The first Lease Year shall include any initial factional month.

       1.7 PROJECT COST: Any and all costs incurred by Landlord for the development of the Premises, including but not limited to land costs of $845,000.00, all construction and finish costs, architectural and engineering fees, permit costs, SAC/WAC fees, testing fees, and commissions.

"Project Cost" shall not include costs incurred by Landlord for soil correction or the first $27,500 incurred by Landlord for clearing the site. In the event Project Costs exceed $115.00 p.s.f., Landlord shall give Tenant written notice of the Project Costs prior to accepting a bid or entering into a contract for the Landlord's Work (as defined below). At Tenant's written request made within five (5) days after Tenant's receipt of Landlord's notice, the parties shall mutually agree to make revisions to the Landlord's Work which reduce the Project Cost to $115.00 p.s.f. or a higher amount acceptable to Tenant.


       1.8    BASE RENT:    LEASE YEAR    PERCENTAGE OF PROJECT COST
                            ----------    --------------------------
                                 1-5                    9.85%
                                 6-10                   10.85%
                                 11-15                  11.85%

       1.9 COMMENCEMENT DATE: The earlier to occur of (a) 30 days following the date upon which Landlord substantially completes construction of the Premises and delivers the Premises to Tenant, or (b) the commencement, by Tenant, of substantial operations at the Premises as determined by mutual agreement between Landlord and Tenant.

       1.10 MORTGAGE: Any mortgage or mortgages now or hereafter placed upon the Premises by Landlord.

       1.11 LENDER: Any party or parties now or hereafter holding a mortgagee's interest under a Mortgage.

2. PREMISES. Subject to the terms and conditions herein contained, Landlord hereby leases the Premises to Tenant, and Tenant hereby accepts and leases the Premises from Landlord for the Term.

3. TITLE AND CONDITION. The Premises are demised and let subject to the Mortgage and all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the condition of any buildings, structures and other improvements located thereon. Landlord warrants that, as of the Commencement Date, it shall be the fee owner of the Premises. Landlord agrees that it will make prompt payment when due of all costs and expenses incurred in carrying out its agreements herein and of all costs and expenses of any repairs, construction or installations which are the responsibility of Landlord hereunder. Landlord agrees to indemnify and save Tenant harmless from and against any and all liabilities incurred by Landlord or claimed or charged against the Premises, and Landlord shall promptly pay or otherwise discharge any and all claims, expenses and liens, including any mechanics', materialmen's, and laborers' liens, arising therefrom, asserted or claimed against the Premises or any part thereof and arising out of any work done by (or materials supplied to) or on behalf of Landlord. In the event that any such lien has been filed or recorded against the Premises, Landlord shall cause such lien to be released, bonded over or otherwise removed within thirty (30) days after the date of such filing or recording.

4.     RENT PAYMENT.

       4.1 AMOUNT AND MANNER. Tenant shall pay to Landlord Base Rent in advance in equal monthly instalments, without setoff or demand, on the first day of each calendar month during the Term of this Lease. Monthly installments for any fractional month at the commencement or expiration of the Term shall be prorated based on a thirty (30) day month.

       4.2 ADDITIONAL RENT. Tenant covenants that all other amounts, liabilities and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, fee, charge, interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional rent hereunder ("Additional Rent"). In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all the same rights, powers and remedies provided herein or by law, as in the case of nonpayment of Base Rent. At the written request of Landlord, Tenant agrees to take such action and execute such documents as Landlord shall deem necessary or desirable to cause the timely automatic direct transfer from Tenant's bank account of funds necessary to make all of the Base Rent and Additional Rent payments required under the terms of this Lease.

       4.3 LATE PAYMENT. If any Base Rent or Additional Rent payment is not received by Landlord on or before the fifth (5th) day following its due date, Tenant agrees to pay Landlord an additional sum equal to five percent (5%) of the total amount overdue. Said charge is intended to defray Landlord's interest and administrative expenses and shall be due and payable for each full or partial calendar month that the same remains unpaid. Further, Landlord shall be entitled to charge a fee of $25.00, to cover its administrative expense, each time a check from Tenant is returned by a bank for insufficient funds. In addition to the late charges referred to above, any late payment of Base Rent or Additional Rent shall, at Landlord's option bear interest from the due date of any such payment to the date same is paid at eighteen percent (18%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less. Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant's default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

       4.4 LOCKBOX PAYMENTS. If Landlord shall direct Tenant to pay Base Rent or Additional Rent to a "lockbox" or other depository whereby checks are initially received by a person or entity other than Landlord (albeit on Landlord's authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until twenty (20) days after the date on which Landlord shall have actually received such funds; and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said twenty (20) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant.

5. LANDLORD'S WORK; TENANT'S ACCEPTANCE OF PREMISES. Landlord shall, at its sole cost and expense, complete the installation of the tenant improvements described in the attached Exhibit "B." The taking possession of the Premises by Tenant shall be conclusive evidence of Tenant's receipt of the Premises and of any tenant improvements in good and satisfactory order, condition and repair and in accord with Exhibit "B" ("Landlord's Work"). Landlord's Work will be completed in accordance with plans and specifications approved by Tenant and constructed with new, first class materials in a good and workmanlike manner, free of defects in material and workmanship. On the Commencement Date, the Premises shall comply with all applicable codes and laws, including the Americans With Disabilities Act of 1991 or other laws or regulations relating to accessibility of facilities or properties for the disabled, handicapped and/or physically challenged persons. Landlord agrees to include in its contractual arrangement with any contractor retained by Landlord to perform Landlord's Work ("Contracts"), a provision providing Landlord a minimum one (1) year warranty on all materials and workmanship related to Landlord's Work and a provision granting Landlord the right to assign all warranties associated with Landlord's Work to Tenant and further agrees to assign all contractor's warranties relating to the Landlord's Work to Tenant. Additionally, Landlord agrees to provide in its Contracts, a provision granting Tenant third party beneficiary status. In the event Tenant finds that Landlord's work does not comply with the plans and specifications identified on Exhibit "B," Tenant shall notify Landlord in writing of such deficiency within forty-five (45) days following the Commencement Date and Landlord shall have a reasonable period of time (not to exceed 30 days or such additional time as necessary provided Landlord is proceeding with due diligence) in which to complete corrective actions as may be necessary. Tenant's failure to so notify Landlord of any such deficiency shall be conclusive evidence of Tenant's receipt of the Premises and of Landlord's Work in good and satisfactory order, condition and repair and in accord with Exhibit "B." Landlord represents that, as of the Commencement Date, the Building will contain no asbestos and will be in compliance with all federal and state regulations pertaining to Hazardous Substances (as defined in Section 22) and with the Americans With Disabilities Act.

       In the event of an error or omission in the design of the Premises or a failure of materials or installation of materials used to construct the Premises, and as a result, damage to the Premises occurs, Landlord agrees to cooperate with Tenant in all reasonable efforts to recover the cost of repairing said damage. However, Landlord shall not be obligated to expend funds in order to assist tenant in recovering such costs.

6.     OPERATION AND USE OF PREMISES.

       6.1 USE. Tenant shall use the Premises for general office use and no other purpose.

       6.2 LEGAL COMPLIANCE. Tenant shall, at its expense, comply with all laws, governmental orders, regulations, rules and local ordinances relating to the use and condition of the Premises and improvements and equipment located within or exclusively serving the Premises, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any of the same involve a change of policy on the part of the governmental authority enacting the same.

Upon receipt of any notice of legal noncompliance, Tenant shall immediately notify Landlord in writing. Tenant shall, at its expense, comply with all changes required in order to obtain the insurance required hereunder and with the provisions of all contracts, agreements, instruments and restrictions existing at the Commencement Date or thereafter, and to which Tenant is a party or by which Tenant is bound, suffered or permitted by Tenant affecting the Premises or any part thereof or the ownership, occupancy or use thereof.

       6.3 OBJECTIONABLE MATERIAL. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any adjoining property. Without Landlord's prior written consent, Tenant shall not receive, store, or otherwise handle any product, material or merchandise which is hazardous, toxic, explosive or highly flammable.

       6.4 INSURANCE RISK. Without Landlord's consent, Tenant shall not do anything in or about the Premises which could in any way tend to increase insurance rates or invalidate any policy of insurance with respect to the Premises or Tenant's operations therein.

       6.5 ENVIRONMENTAL MATTERS. "Environmental Laws" means any or all of the laws and regulations now in effect or hereafter enacted by any governmental authority or other regulatory body having jurisdiction over the Premises that deal with the regulation or protection of the environment, including ambient air, ground water, surface water and land use, including sub-strata land.
Tenant shall comply with all present and hereafter enacted Environmental Laws, and any amendment thereto, affecting the Premises. Tenant shall promptly notify Landlord of any correspondence or communication Tenant receives from any governmental entity regarding the application of Environmental Laws to the Premises or Tenant's operation on the Premises or any change in Tenant's operation on the Premises that will change or has the potential to change Tenant's or Landlord's obligations or liabilities under the Environmental Laws. Tenant shall indemnify and hold harmless Landlord, and Landlord's officers, directors, partners, agents and employees from and against any and all loss, damage and expense (including but not limited to, reasonable investigations and legal fees and expenses), any claim or action for injury, liability or damage to persons or property, and any and all claims or actions brought by any person, firm, governmental body, or other entity, alleging or resulting from or arising from or in connection with contamination of or adverse effects on the environment, or violation of any Environmental Law or order of any government or judicial entity, and from and against any damages, liability, cost and penalty assessed which loss, damage expense, claim, action, violation, liability cost or penalty arises, as the result of any activity or operation of Tenant on the Premises after the Commencement Date and during the Term. It is expressly understood that Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason. The terms of this Section shall be enforceable by injunction. Landlord shall have the right to enter the Premises from time to time to inspect the same for compliance with Environmental Laws. If at any time Landlord has reasonable cause to suspect any noncompliance by Tenant with Environmental Laws, or if so required by any Lender, such right of entry will include the right to conduct and perform such environmental tests, assessments and/or audits as may reasonably be required by the circumstances or said Lender ("Environmental Tests").

Such environmental inspections and Environmental Tests shall be without abatement, reduction or set off in rents. The costs of performing the same shall be paid by Tenant, if it is determined that Tenant has violated the covenants of this Section.

7.     NET LEASE; NON-TERMINABILITY.

       7.1 NET LEASE. This is an absolutely net lease to Landlord. It is the intent of the parties hereto that the Base Rent payable under this Lease shall be an absolutely net return to Landlord and that Tenant shall pay all costs and expenses relating to the Premises and the business carried on therein. Any amount or obligation herein relating to the Premises which is not expressly declared to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant's expense. Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice, demand, set off, counter-claim, abatement, suspension, deduction or defense.

       7.2 NO TERMINATION. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to any abatement or reduction of Base Rent or Additional Rent hereunder, nor shall the obligations of Tenant under this Lease be affected by reason of. (i) any damage to or destruction of all or any part of the Premises from whatever cause; (ii) the taking of the Premises or any portion thereof by condensation, requisition or otherwise; (iii) the prohibition, limitation or restriction of Tenant's use of all or any part of the Premises, or any interference with such use; (iv) any default on the part of Landlord under this Lease, or under any other agreement to which Landlord and Tenant may be parties; or (v) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Base Rent, the Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected.

       7.3 PROCEEDINGS. Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and it will not take any action to terminate, rescind or avoid this Lease, notwithstanding: (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding up or other proceeding affecting Landlord or its successors in interest, or (ii) any action with respect to this Lease which may be taken by any trustee or other receiver of Landlord or its successors in interest or by any court in any such proceeding.

       7.4 WAIVER. Except as otherwise expressly provided herein, Tenant waives all rights which may now or hereafter be conferred by law: (i) to quit, terminate or surrender this Lease or the Premises or any part thereof, or (ii) to any abatement, suspension, deferment, or reduction of the Base Rent, Additional Rent or any other sums payable under this Lease.

8.     TAXES, ASSESSMENTS AND UTILITY CHARGES.

       8.1 TAXES. Tenant shall pay and discharge when due, all Taxes and assessments, general or special, and all water, sewer and other charges which, during the Term hereof, shall be charged, assessed, imposed, levied, become a lien upon or on account of the Premises, or any appurtenances thereof during the Term, whether imposed on Tenant or Landlord or against any rights, title or interest of Landlord or Tenant or either of them, by virtue of or under any present or future law or requirement of any governmental or quasigovernmental body or authority or pursuant to any recorded restrictions or covenants and all other lawful charges for water, gas, electricity, light, power or other services furnished to the Premises or in connection with the use and occupancy thereof during the Term. Taxes and assessments payable during the first and last years of the Lease Term shall be prorated on a daily basis. "Taxes" shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the land or improvements comprising the Premises, and ad valorem taxes for any personal property used in connection therewith. Should the State of Minnesota or any political subdivision thereof, or any other governmental authority having jurisdiction over the Premises impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution for or as a supplement to such Taxes against the land, Building, and/or personal property used in connection with the Premises, such taxes, assessments, fees or charges shall be deemed to constitute taxes hereunder. Taxes shall not include any tax on Landlord's income or any tax measured by Landlord's income from the Premises; but Taxes shall include any tax measured by Landlord's rents, revenues and/or receipts to the extent received under this Lease.

       8.2 PROTEST. Tenant shall have the right to pay any Taxes, assessment, or charge under protest and contest the validity or amount of such Taxes, assessment or charge with the governmental or other authority which imposed it. Landlord shall permit such contest to be conducted in its name, if required by law, provided that all costs and expenses thereof shall be borne by Tenant.

       8.3 INSTALLMENT PAYMENT. Tenant shall have the right to pay any Taxes or special assessments pursuant to any payment plan offered by the municipality or other taxing authority and may pay any Taxes or special assessments over the maximum period permissible. Tenant shall be responsible only for that portion of Taxes and special assessments actually due and payable on an installment basis during the Term.

       8.4 LANDLORD PAYMENT. Landlord shall have the right at any time to require Tenant's payment of Taxes in monthly installments in such amounts as are estimated and billed by Landlord at the beginning of each twelve (12) month period commencing and ending on dates designated by Landlord, each installment being due on the first day of each calendar month. If at any time during such twelve (12) month period, it shall appear that Landlord has underestimated Taxes, Landlord may reestimate and bill Tenant for any deficiency which may have accrued during such twelve (12) month period and thereafter the monthly installment payable by Tenant shall also be adjusted. On or before April 10th of each year, Landlord shall deliver to Tenant a copy of the statement of Taxes for such twelve (12) month period and the monthly installments paid or payable shall be adjusted between Landlord and Tenant, and each party hereby agrees that Tenant shall pay Landlord or Landlord shall credit Tenant's account (or, if such adjustment is at the end of the term, pay Tenant), within thirty (30) days of receipt of such statement, the amount of any excess or deficiency in Taxes paid by Tenant to Landlord during such twelve (12) month period. Failure of Landlord to provide the statement called for hereunder within the time prescribed shall not relieve Tenant from its obligations hereunder.

       8.5 UTILITIES. Throughout the Term, Tenant shall provide and pay for adequate utilities in the Premises so as to protect the same from damage. In addition, Tenant shall pay all utility bills at the time the same become due and payable and Tenant shall pay for any other goods or services incident to occupancy or use of the Premises during the Term hereof Tenant shall pay all charges for sewage disposal, electricity, water, gas or other fuel or utility consumed on the Premises during the Term hereof. Landlord shall not be liable to Tenant should the furnishing of water, gas, electricity, heat or air conditioning, trash removal or any other service be interrupted because of necessary repairs, installation of improvements or for any other reason or cause not caused by Landlord.

9. REPAIRS AND MAINTENANCE. Tenant agrees that, at its expense, it will keep and maintain the Premises, including any altered, rebuilt, additional or substituted buildings, structures or other improvements thereto, in good repair and appearance. Tenant will promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, repairs and replacements of any kind which may be required to be made to keep and maintain the Premises in such good condition, repair and appearance. During the term of this Lease, Tenant shall keep in full force and effect a management agreement substantially identical to that attached as Exhibit "C". Tenant will keep the Premises orderly and free and clear of rubbish. Tenant covenants to perform or observe all terms, covenants or conditions of maintenance agreements to which it may at any time be a party or to which the Premises are subject, including any and all protective covenants. Tenant shall, at its expense, use its best efforts to enforce compliance by any other person or party subject to any maintenance agreement benefiting the Premises. Landlord shall not be required to maintain, repair or rebuild or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen or to maintain the Premises or any part thereof in any way. Tenant hereby expressly waives the right to make repairs at the expense of Landlord which may be provided for in any law in effect at the time of the commencement of the Term or which may thereafter be enacted. Tenant shall not injure the Premises and shall not permit waste to the Premises. If Tenant does not commence any repairs required hereunder within ten (10) days after Landlord's written demand, or adequately complete such repairs within a reasonable time thereafter, Landlord may, in addition to any other remedy hereunder, make the repairs without liability for any loss that may occur to Tenant's business, and if Landlord makes such repairs, Tenant shall pay as Additional Rent the cost thereof together with interest from the date of payment by Landlord until paid by Tenant at a rate equal to the lesser of: 1) eighteen percent (18%) per annum; or 2) the highest rate permitted by law.

10. ENCROACHMENTS. In the event that all or any part of the Building shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions now or hereafter affecting the Premises or any part thereof, or shall hinder or obstruct any easement or right-of-way to which the Premises are now or are hereafter subject, then, promptly after written request of Landlord or any person so affected, Tenant shall, at its expense, either: (i) obtain valid and effective waivers or settlements of all claims, liabilities, and damages resulting therefrom, or (ii) make any changes, including alteration or removal, to the Building and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments. Landlord without cost to it, shall cooperate with Tenant's efforts with respect to the foregoing. Landlord agrees not to, without Tenant's prior written consent, create any encroachments upon, easement over, or agreement or condition affecting the Premises, or any encroachment of the Building upon any property, street or right-of-way adjoining or adjacent to the Premises, which would have a material adverse affect upon Tenant's use of the Premises.

11.    ALTERATIONS OR ADDITIONS TO THE BUILDINGS BY TENANT.

       11.1 ALTERATIONS. Tenant shall not make any improvements, additions or alterations to the Premises, or install any equipment which defaces the Building interior or exterior, without the prior written consent of Landlord. No machinery or equipment shall be bolted or otherwise physically attached to the floors or walls of the Premises without the prior written consent of Landlord. Tenant shall pay for any repairs necessary as a result of removal of any such machinery, equipment, improvements, additions or alterations. In the event Landlord approves any alteration or addition, all such work shall be done in a good and workmanlike manner, and in compliance with all applicable laws and regulations, insurance policies required to be maintained by Tenant hereunder, all protective covenants to which the Premises are subject, and all other agreements to which Tenant is a party or to which Tenant or the Premises are subject. In connection with any such work Tenant shall ensure that the value of the Building shall not be diminished, the structural integrity of the Building shall not be impaired, that no liens shall attach to the Building or Premises by reason thereof, and Tenant shall carry or cause its contractors to carry any required workers' compensation insurance. All alterations, improvements or additions made by Tenant shall be at its sole cost and expense.

       11.2 SIGNS. Landlord shall provide one monument sign for the Premises and shall place the address of the Premises above the main entry to the Building and Tenant shall have the right to install one additional monument sign provided Tenant obtains all necessary permits prior to the installation of such sign. Tenant shall submit an elevation and specifications to Landlord for approval prior to the fabrication and installation of the additional sign. Tenant shall not be allowed to place any other signage on the Building or elsewhere at the Premises.

12. LANDLORD'S ACCESS. Landlord may, upon reasonable notice to Tenant, enter the Premises during the Term at all reasonable hours for the purpose of inspection or of making repairs to the Premises or to the Building, or for the purpose of exhibiting the same to lenders, prospective tenants, purchasers or others.

13.    INDEMNITY AND NON-LIABILITY.

       13.1 INDEMNITY. Tenant shall defend, indemnify and hold harmless Landlord, and Landlord's employees and agents, from and against any and all claims arising from Tenant's use of the Premises, or from the conduct of Tenant's business or from any activity, work, or thing done, permitted, or suffered by Tenant in or about the Premises or the Building or elsewhere and shall further defend, indemnify and hold harmless, Landlord and Landlord's employees and agents, from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant's expense by counsel satisfactory to Landlord. Notwithstanding any foregoing provisions hereof to the contrary, Tenant shall have no obligation to indemnify Landlord from and against any claims directly resulting from Landlord's negligent actions or omissions.

       13.2 WAIVER. Tenant as a material part of the consideration to Landlord for this Lease, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises arising from any cause. Tenant hereby waives all claims in respect thereof against Landlord.

       13.3 LIENS. Tenant shall have no power to do any act, or to make any contract, that may create, or be the foundation for, any lien against the Premises, the Building, the real estate underlying the Building, or any portion thereof; and, should any such lien be filed, Tenant, at its own cost and expense, shall bond for or discharge the same within ten (10) days after the filing thereof.

       13.4 NON-LIABILITY. Except as otherwise expressly provided in Section 5 above, Landlord shall not be liable to Tenant for any damage occasioned by: plumbing, electrical, gas, water, steam or other utility pipes, systems, and facilities, or by the bursting, stopping, leaking or running of any tank, washstand, closet or waste or other pipes in or about the Premises by water being upon or coming through the roof, or any skylight, vent, trapdoor or otherwise.

14. INSURANCE. Commencing upon the Commencement Date, Tenant shall maintain, at its sole expense, insurance on the Building, which policy or policies shall include the following coverages under the following terms and conditions:

       14.1 PROPERTY. All-risk policy extending coverage against loss, damage or destruction by fire or other casualty, including theft, vandalism, and malicious mischief, boiler explosion (if there is any boiler in the Building), sprinkler damage, all matters covered by a standard extended coverage endorsement, business interruption insurance for a period of not less than twelve months and such other risks as Landlord reasonably may require, insuring the Buildings for not less than its full insurable value on a replacement cost basis. Landlord shall be the named insured.

       14.2 LIABILITY. Comprehensive general liability insurance, insuring against, without limitation, any liability arising out of the ownership, maintenance, repair, condition or operation of the Building or adjoining ways, parking areas, sidewalks or other portions of the Premises. Such insurance policy or policies shall contain a "severability of interest" clause, or endorsement, that precludes the insurer from denying the claim of either Tenant or Landlord because of the negligence or other acts of the other. Such policy or policies shall be in amounts of not less than Two Million Dollars ($2,000,000.00) for all personal injuries or property damage in a single occurrence. Tenant shall increase its liability coverage as reasonably recommended by Landlord's Lender or insurance broker. The establishment of insurance requirements shall not limit the liability of Tenant under this Lease.

       14.3 CONDITIONS. The insurance policies shall: (i) be obtained by Tenant under valid and enforceable standard form policies issued by responsible insurance companies with a current A.M. Best rating of at least A+VII licensed to do business in the State of Minnesota; (ii) provide that such insurance cannot be unreasonably canceled, invalidated or suspended on account of the conduct of Tenant, its officers, directors employees or agents; (iii) provide that any "no other insurance" clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with the insurance maintained by Landlord; (iv) provide that the policy of insurance shall not be terminated, canceled or substantially modified without at least 30 days prior written notice to Landlord; (v) as to the liability insurance, name Landlord and the Lender as additional insureds; (vi) as to the property policy, Landlord shall be the named insured; (vii) as to the casualty policy, provide for a waiver of subrogation by the insurer as to claims against Landlord, its officers, directors, employees, and agents; and (viii) as to the general liability policy, provide for full coverage of the indemnification set forth in Section 13.

       14.4 CERTIFICATES. Tenant shall deliver to Landlord certificates of insurance, making specific reference to the Building, evidencing the existence and amounts of the policies of insurance required pursuant to this Section 14. Tenant shall, at least thirty (30) days prior to the expiration of such policy, furnish Landlord with renewals or "binders" thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable to Landlord upon demand. Any failure of Tenant to obtain, maintains or provide copies or certificates of any insurance required hereunder shall constitute a material and continuing breach of this Lease.

       14.5 RELEASE. Landlord and Tenant each hereby mutually release and relieve the other from all claims and liabilities arising from or caused by any hazard covered by insurance on the Premises or covered by insurance in connection with property on or activities conducted in or about the Premises or Building, regardless of the cause of the damage or loss, provided that this release shall apply only to the extent that such loss is covered by such insurance. Tenant and Landlord shall at the earlier of the date of obtaining insurance coverages or the Commencement Date, give notice to the insurance carriers involved that the foregoing mutual waiver of liability and subrogation is contained in this Lease.

       14.6 WORKERS' COMPENSATION. Workers' compensation insurance covering all persons employed in connection with any work done on or about the Premises (specifically excluding however such work being performed by Landlord) shall be carried by the subject contractor, with respect to which claims for bodily injury could be asserted against Landlord, Tenant or the Premises, complying with the laws of the State of Minnesota.

       14.7 BUILDERS' RISK. At any time when any portion of the Building or other improvements are being altered or replaced or additional improvements added, builders' risk insurance must be carried in an amount not less than the actual replacement value of the improvements, exclusive of foundation and excavation.

       14.8 INSURANCE PROCEEDS. Insurance claims by reason of damage to or destruction of any portion of the Premises shall be adjusted by Tenant, however, both Landlord and Lender shall have the right to join with Tenant in adjusting any such loss. Proceeds of such insurance shall be made available to Tenant pursuant to Section 15, but only against certificates of Tenant delivered to Landlord from time to time as such work or repair as set forth in Section 15 progresses, each such certificate describing the work or repair for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and back-up invoices or certificates from Tenant's contractor and stating that Tenant has not theretofore received payment for such work and has sufficient funds remaining to complete the work free of liens or claims, which certificate shall be accompanied by lien waivers in the amount of the previous certificate submitted by Tenant under this Section 14.

15.    CASUALTY.

       15.1 PARTIAL DESTRUCTION. If a part of the Premises shall be damaged or destroyed by casualty Tenant shall, with reasonable promptness and diligence, rebuild, replace and repair any damage or destruction to the Premises, at its expense, in conformity with the requirements of Section 5 in such a manner as to restore the same to the same condition, as nearly as possible, as existed prior to such casualty and there shall be no abatement of Base Rent or Additional Rent. The parties acknowledge that the foregoing shall be deemed the express written agreement, which waives any right of Tenant to terminate the Lease, quit or surrender possession of the Premises, or cease paying rent, as may otherwise be provided by Minn. Stat. Section 504.05 in the absence of such written agreement. Tenant shall promptly notify Landlord of any damage or destruction of the Premises.

       15.2 TOTAL DESTRUCTION. Notwithstanding the foregoing, if the damage or destruction to the Building is such that the cost to rebuild, replace and/or repair exceeds 50% of the value of Building as existed prior to such casualty, the same shall be deemed to be a "Total Destruction." In the event of a Total Destruction, provided the same does not occur within the final twelve months of the Term, Tenant shall have the option as to whether to rebuild, replace and repair the Building as set forth in Section 15.1 above, or to terminate this Lease, subject to and conditioned upon, however, the following. In the event of a Total Destruction and Tenant desires to terminate this Lease, its right to do so shall be contingent and conditioned upon: (i) no default or Event of Default shall have happened and be continuing under this Lease; (ii) the insurance proceeds, and such other sums as Tenant may make available to supplement the insurance proceeds, shall be sufficient to pay the following: the amount necessary to remove the debris and remains of those portions of the Building partially destroyed by said casualty including such foundation and/or basement removal as necessary and grading or fill to put the land upon which the Building was located, back into a condition ready for construction; and the greater of (a) the projected fair market value of the Premises at expiration of the Term, assuming Tenant timely complied with all its repair and maintenance obligations; or (b) the "Mortgage Balance" (as defined below), plus the "Lease Buy-Out Amount" (as defined below). For purposes of the foregoing, "Mortgage Balance" shall mean the amount sufficient to satisfy in full any and all Mortgages and liens, assignment of leases and other associated encumbrances associated with all such Mortgages against the Premises including the actual principal amount due and owing thereunder, but not to exceed 90% of the Project Costs; prorated interest and any prepayment premium and/or penalty. For purpose of the foregoing, the "Lease Buy-Out Amount" shall mean the difference between: (i) the cumulative remaining payments of Base Rent payable under this Lease through the end of the Term, assuming no termination; less (ii) the monthly payments payable by Landlord to the Lender under the Mortgage, reduced to present value using a present value interest rate factor equal to the yield of a U.S. Treasury Bill with a maturity closest to the expiration date of the Term assuming no termination. Notwithstanding anything contained in this Section 15 to the contrary, if a Total Destruction occurs during the last year of the Term (or any extended term) of this Lease, and provided that the rent loss insurance as required to be obtained by Tenant under Section 14 above, is sufficient and available to pay the Base Rent and Additional Rent which may be due under the terms of this Lease through the end of the Term, then Landlord shall have the option of retaining the casualty insurance proceeds relating to the damage to the Building and/or improvements, in lieu of making casualty proceeds available for rebuilding.

16.    CONDEMNATION.

       16.1 ASSIGNMENT OF AWARD. Subject to the rights of Tenant set forth in this Section, Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled with respect to the taking of the Premises or any part thereof, by condemnation or deed given under threat thereof or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Premises or any part thereof, by any governmental authority, civil or military, whether the same shall be paid or payable in respect of Tenant's leasehold interest hereunder or otherwise (a "Taking"). Landlord and/or any Lender shall be entitled to participate in any such proceeding, and the expenses thereof (including reasonable attorneys' fees and expenses) shall be paid by Tenant.

       16.2 COMPLETE OR SIGNIFICANT TAKING. If during the initial Term: (i) the entire Premises shall be subject to a Taking, or (ii) any significant portion of the Premises which is sufficient in the good faith judgment of Tenant to render the remaining portion thereof uneconomic for restoration or rebuilding for continued use or occupancy of the business of Tenant shall be subject to a Taking, and (iii) the Net Award is insufficient to pay the "Mortgage Balance" (as defined in Section 15.2 above), then Tenant shall pay to Landlord the difference between said Net
Award and the Mortgage Balance ("Condemnation Payment"). Upon payment of the Condemnation Payment, or if the Net Award is sufficient to pay the Mortgage Balance, then this Lease shall terminate on the date of such complete or significant Taking. In the event that the conditions set forth in clauses
(i) or (ii) of this Section 16.2 have been fulfilled, and clause (iii) is not applicable because the Net Award exceeds the Mortgage Balance, then Landlord agrees, after the payment of the Mortgage Balance, that Tenant shall be entitled, out of the remaining Net Award, to such sums that Tenant would have been entitled to be reimbursed for: a) its leasehold interest, b) any fixtures or personal property owned by Tenant and c) moving and/or relocation expenses payable out of said Taking. The balance of said Net Award (less costs, including reasonable attorneys' fees and expenses incurred by Tenant in connection with said Taking), shall belong to and may be retained by Landlord.

       16.3 PARTIAL OR TEMPORARY TAKING. If during the initial Term: (i) a portion of the Premises shall be subject to a Taking, which Taking is not sufficient to qualify as a complete or significant Taking pursuant to Section
16.2 above, or (ii) the use or occupancy of the Premises or any part thereof shall be temporarily taken by any governmental authority; then this Lease shall continue in full force and effect without abatement or reduction of Base Rent, Additional Rent, or other sums payable by Tenant hereunder, notwithstanding such partial or temporary Taking. Tenant shall, promptly after any such partial Taking, at its sole expense, repair any damage caused thereby in conformity with the requirements of Section 11 hereof, so that, thereafter, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such Taking. In the event of any such partial Taking, Landlord shall make the Net Award (as defined below) available to Tenant to make such repair, but if such Net Award shall be in excess of $100,000.00, only against certificates of Tenant delivered to Landlord from time to time as such work or repair for which Tenant is requesting payment pursuant to the procedures set forth in Section 14.8 above. Any Net Award remaining after such repairs have been made shall be delivered to Tenant; but only to the extent that the aggregate amount of such Net Award so remaining and all amounts previously paid to Tenant pursuant to this sentence do not exceed $100,000.00. If such amounts exceed $100,000.00, the excess may be retained by Landlord and applied in reduction of the principal amount of the indebtedness secured by a Mortgage then outstanding at Landlord's sole option. If Landlord retains any such amount, the Base Rent payable on or after the second Base Rent payment date occurring after such retention shall be reduced equitably but in no event shall the Base Rent be reduced lower than the monthly payments due under any Mortgage. In the event of a temporary Taking, Tenant shall be entitled to receive the entire Net Award payable by reason of such temporary Taking or portion of such temporary Taking which relates to any period occurring during the Term hereof. If the cost of any repairs required to be made by Tenant pursuant to this Section shall exceed the amount of the Net Award, the deficiency shall be paid by Tenant. No payments shall be made to Tenant pursuant to this Section if any uncured default or Event of Default shall have happened and shall be continuing under this Lease.

       16.4 "NET AWARD." For purposes of this Lease, the term "Net Award" shall mean: (i) all amounts payable as a result of any Taking, less all expenses for such proceedings not otherwise paid by Tenant in the collection of such amounts plus (ii) all amounts payable pursuant to any agreement with any condemning authority which has been made in settlement of such Taking, less all expenses incurred as a result thereof not otherwise paid by Tenant in the collection of such amounts.

17. QUIET ENJOYMENT. So long as Tenant shall pay the rentals and all other sums herein provided and shall keep and perform all of the terms, covenants, and conditions on its part herein contained, Landlord covenants that Tenant, subject to Landlord's rights herein and subject to the matters set forth in Section 3 above, shall have the right to peaceful and quiet occupancy of the Premises.

18. MORTGAGE AND SUBORDINATION. This Lease at all times shall be subordinate to the lien of any Mortgage or Mortgages, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any such Mortgage or Mortgages as shall be desired by Landlord or by any Lender or proposed Lender; provided that any such mortgagee shall deliver to Tenant at or prior to the time this Lease becomes subordinate, a non disturbance agreement in recordable form providing that Tenant shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in such Mortgage or after foreclosure thereof, so long as Tenant is not in default under any of the covenants, conditions and agreements contained in this Lease beyond any applicable grace periods, and in a form otherwise reasonably acceptable to Tenant. In the event a Mortgagee elects to have this Lease a prior encumbrance to its Mortgage, then and in such event upon such Mortgagee notifying Tenant to that effect this Lease shall be deemed a prior encumbrance to said Mortgage, whether this Lease is dated prior or subsequent to the date of said Mortgage. "Mortgage" shall include associated financing statements, security agreements and assignment of leases and/or rents. Notwithstanding anything contained herein to the contrary, should Landlord refinance and/or replace the Mortgage originally placed upon the Premises, then the references, to "Mortgage", "Mortgages" and "Mortgage Balance" within this Lease, shall not be to such replaced and/or refinanced Mortgage, but rather all such references and all application of the subject Lease Sections shall be made as if the original Mortgage had remained in place without satisfaction, replacement or otherwise refinanced, including the continuation of the original Mortgage debts amortization.

19.    ESTOPPEL CERTIFICATES AND CONSENTS.

       19.1 ESTOPPEL. Landlord and Tenant will, at any time and from time to time, upon not less than 10 days prior written request by the other party or by a mortgagee of a Mortgage, execute, acknowledge and deliver to the other party an estoppel certificate certifying that (i) this Lease is unmodified and in full force and effect or setting forth any such modifications; (ii) the Base Rent and Additional Rent payable and the dates to which such sums have been paid; (iii) to the knowledge of the signer whether any default or Event of Default has occurred under the Lease; (iv) the commencement and expiration dates of the Lease; (v) the amount of any security or other deposits; (vi) who is in possession of the Premises; (vii) as to any concessions or other rights that Landlord or Tenant may have; and (viii) such other matters as may be reasonably required by the requesting party. Any such certificate may be relied upon by any mortgagee or prospective purchaser or prospective mortgagee of the Premises.

       19.2 CONSENT. From time to time during the Term, Landlord expects to secure financing of its interest in the Premises by assigning Landlord's interest in this Lease and sums payable hereunder. In the event of any such assignment to a Lender, Tenant will, upon not less than 10 days prior written request by Landlord, execute, acknowledge and deliver to Landlord a consent to such assignment addressed to such Lender in a form satisfactory to such Lender; and Tenant will produce, at Tenant's expense, such certificates, opinions of counsel, and other documents as may be reasonably requested by such Lender.

20.    ASSIGNMENT AND SUBLETTING.

       20.1 PROHIBITION. Tenant shall not have the right to assign this Lease without first obtaining the written consent of Landlord and its Lender, which consent may be granted or withheld in their sole discretion, exceptions being
(i) any such transaction which shall be made to a wholly-owned subsidiary, affiliate or parent of Tenant, (ii) any bona fide interstate public offering of Tenant's stock made by Tenant or the sale or transfer of stock of Tenant or the parent of Tenant on a nationally recognized exchange or (iii) any bona fide transaction wherein all or substantially all of Tenant's stock is to be conveyed to one, financially responsible purchaser capable of honoring Tenant's obligations hereunder. Tenant shall have the right to freely sublet any portion of the Premises without the consent of Landlord, provided that any sublease of 50% or more of the Phase II Building shall require the prior written consent of Landlord, which consent shall not be unreasonably denied or withheld. Tenant shall, within 10 days after the execution and delivery of an assignment or sub-lease, deliver a conformed copy thereof to Landlord.

       20.2 DOCUMENTATION. If Tenant assigns all its rights and interest under this Lease, the assignee shall expressly assume the obligations of Tenant hereunder in an instrument, approved by Landlord as to form and substance (which approval will not be unreasonably withheld), delivered to Landlord at the time of such assignment.

       20.3 NO RELEASE. No assignment or sublease whether permitted or not by this Section shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor or surety, to the same extent as though no assignment or subletting had been made, provided that performance by any such assignee or subtenant of any of the obligations of Tenant under this Lease shall be deemed to be performance by Tenant. No sublease or assignment shall impose any obligations on Landlord or otherwise affect any of the rights of Landlord under this Lease.

       20.4 SECURITY. Neither this Lease nor the Term hereby demised shall be mortgaged, hypothecated, pledged or otherwise given as collateral or as security for a debt or forbearance of the payment of money ("Pledge") by Tenant, nor shall Tenant Pledge the interest of Tenant in and to any sublease of the Premises or the rentals payable thereunder. Any Pledge, sublease or assignment made in violation of this Section shall be null and void.

21.    DEFAULT AND REMEDIES.

       21.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" by Tenant:

       (a) Tenant fails to make any Base Rent or Additional Rent payment when due and such failure is not cured within three (3) days after notice to Tenant thereof.

       (b) Tenant fails to make any Base Rent or Additional Rent payment when due under this Lease two (2) or more times during any twelve (12) month period during the Term.

       (c) Tenant abandons the Premises for thirty (30) consecutive days, which failure shall be deemed an abandonment of the Premises by Tenant.

       (d) Tenant fails to comply with any of the provisions of Section 6.5 - Environmental Matters.

       (e) This Lease is taken under any writ of execution, attachment or other process of law, or if this Lease by operation of law devolves upon or passes to any party other than a party to whom Tenant is authorized to assign this Lease.

       (f) Any guarantor of this Lease is in default under any guaranty of this Lease.

       (g) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any reorganization, arrangement, consolidation, readjustment, liquidation, dissolution or similar arrangement or proceeding under any state or federal bankruptcy or other statute, law or regulation, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after any appointment pursuant to any state or federal bankruptcy or other statute, law or regulation, without Tenant's consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant's assets, to have such appointment vacated.

       (h) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (g) above, and such failure is not cured within fifteen (15) days after notice to Tenant or, if such failure cannot be cured within such fifteen (15) day period, Tenant fails within such fifteen (15) day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice; provided, however, that if Landlord in its reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

       21.2 REMEDIES. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

       (a) If Tenant shall have vacated or abandoned the Premises, Landlord may, without terminating this Lease, change the locks on the doors to the Premises and exclude Tenant therefrom.

       (b) Landlord may, upon notice to Tenant, terminate this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention is given to Tenant (all other demands and notices of forfeiture or other similar notices being hereby expressly waived by Tenant). Upon the service of any such notice of termination, the Term of this Lease shall automatically terminate. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering and reletting the Premises, reasonable attorneys' fees, brokerage fees, alteration costs and expenses of preparation for reletting and the value at the time of such termination of any rent reserved in this Lease for the remainder of the term over the then reasonable rental value of the Premises for the remainder of such term, all of which amount shall be immediately due and payable from Tenant to Landlord.

       (c) Landlord may require that, upon any termination of the Lease or Tenant's right to possession without termination of this Lease, Tenant shall immediately surrender possession of the Premises to Landlord, vacate the same and remove all effects therefrom except those that may not be removed under other provisions of this Lease. If Tenant fails to surrender possession and vacate as aforesaid, Landlord may forthwith re-enter the Premises and expel and remove Tenant and any other persons and property therefrom, using such force as may be necessary, without being deemed guilty of trespass, eviction, conversion or forcible entry and without thereby waiving Landlord's rights to rent or any other rights given Landlord under this Lease or at law or in equity. If Tenant does not remove all effects from the Premises, Landlord may either declare such effects abandoned and dispose of the same in any reasonable manner without liability to Tenant or any other party, or remove any or all of such effects in any manner it shall choose and store the same without liability to Tenant. Tenant shall pay Landlord on demand any expenses incurred in such removal and storage for any length of time during which the same shall be in Landlord's possession or in storage.

       (d) Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to collect Base Rent and Additional Rent when due. After Tenant's right to possession is terminated Landlord may enter the Premises and may make such alterations and repairs as it shall determine may be reasonably necessary to relet the Premises and Landlord may (but shall not be required to) relet the same or any part thereof upon such terms and conditions as Landlord in its sole discretion may deem advisable. Upon any reletting, all rentals received by Landlord from such reletting shall be applied as follows: first, to the payment of any cost of relenting, including concessions to a new tenant, alterations and repairs to the Premises, brokerage fees, and attorneys' fees; second, to the payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. In no event shall Tenant be entitled to receive any surplus of any sums received by Owner on a relenting in excess of the rental and other charges payable hereunder. If such rentals and other charges received from such reletting during any month are less than those to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord upon demand. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notified Tenant in writing that Landlord elects to terminate this Lease. Landlord can terminate Tenant's right to possession of the Premises at any time following an Event of Default.

       21.3 RECEIPT OF MONIES. No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after the giving of any notice under this Lease, including, without limitation, a notice of termination of this Lease, shall reinstate, continue or extend the Term of this Lease or affect any notice given to Tenant prior to the receipt of such money. No payment by Tenant or receipt by Landlord of a lesser amount than the charges herein reserved shall be deemed to be other than on account of the earliest stipulated rent or other charges, nor shall any endorsement or statement on any check or on any letter accompanying any check be deemed to be an accord and satisfaction.

       21.4 BANKRUPTCY. If at any time there exists an act of bankruptcy, which shall include the filing by Tenant, or any guarantor of a petition in bankruptcy (including, without limitation, a petition for liquidation, reorganization or for adjustment of debts of an individual with regular income), the filing of any such petition against Tenant or any guarantor with such party failing to secure a discharge thereof within 30 days after the filing thereof, or Tenant or any guarantor becoming insolvent or admitting in writing an inability to pay its debts as they mature, or making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors or a custodian being appointed or taking possession of Tenant's or any guarantor's property whether or not a judicial proceeding is instituted, then this Lease at Landlord's option shall (if permitted by law) be terminated, in which event neither Tenant, any guarantor, nor any person claiming through or under Tenant or any guarantor or by virtue of any statute or court order shall be entitled to possession of the Premises. Landlord, in addition to the other rights and remedies given by this Lease or by virtue of any statute or rule of law, may retain as liquidated damages any rent or any monies received by Landlord from Tenant or others on behalf of Tenant.

       21.5 LANDLORD'S RIGHT TO CURE DEFAULT. If Tenant fails to perform any agreement or obligation on its part to be performed under this Lease, Landlord shall have the right, if no emergency exists, to perform the same upon ten (10) days notice to Tenant, and, in any emergency, to perform the same immediately without notice or delay. For the purpose of curing Tenant's defaults as aforesaid, Landlord shall have the right to enter the Premises and Tenant shall within ten (10) days after demand reimburse Landlord for any costs incurred by Landlord to cure any of Tenant's defaults, including reasonable attorneys' fees. Except for gross negligence by Landlord, Landlord shall not be liable for any loss, inconvenience, annoyance or damage resulting to Tenant or anyone holding under Tenant for any action taken by Landlord pursuant to this Section. Any act done by Landlord pursuant to this Section shall not constitute a waiver of any such default. by Tenant or a waiver of any covenant, term or condition herein contained or the performance thereof.

       21.6 RIGHTS AND REMEDIES. The rights and remedies given to Landlord in this Lease are distinct, separate, non-exclusive and cumulative rights and remedies, in addition to every other remedy at law or in equity, and may be exercised concurrently. No delay or failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by Landlord of any breach (including recurrent failure to timely pay rent) by Tenant under this Lease shall affect or alter this Lease in any way whatsoever or be construed as a waiver of any subsequent breach.

       21.7 DEVELOPER DEFAULT. In the event Landlord fails to pursue development of the Building for a period of sixty consecutive (60) days, Landlord shall be deemed in default. If Landlord does not resume development of the Building within sixty (60) days following receipt of written notice of such default, Tenant may, after giving Landlord five (5) days written notice ("Development Termination Notice"), terminate this Lease at any time. In the event Landlord recommences development within the five (5) day notice period, the Development Termination Notice shall be deemed null and void.

22.    SURRENDER OF POSSESSION.

       22.1 CONDITION. At the expiration of the term hereof, Tenant shall surrender the Premises with all replacements thereto in good condition and repair.

       22.2 HOLDING OVER. If Tenant remains in possession of the Premises after the expiration of the term hereof without the execution of a new lease, it shall be occupying the Premises as a tenant from month-to-month, subject to all of the conditions of this Lease insofar as the same are applicable to a month-to-month tenancy, except that the monthly rent payable by Tenant shall be an amount equal to 200% of the rate in effect during the final lease year specified in Section 1.

       22.3 FIXTURES. All partitions, wallcovering, ceilings, sinks, plumbing, floor covering, and other improvements within the Premises shall become the property of Landlord at the moment of completion of installation; provided, however, at expiration or termination of this Lease Landlord may direct Tenant to remove at Tenant's cost all or any of such improvements. Tenant shall retain ownership of all removable trade fixtures and machinery ("Tenant's Property") placed in the Premises by Tenant. Prior to the expiration of the Term, Tenant shall remove all of Tenant's Property. Tenant, at its cost, shall repair any damages occasioned by removal of Tenant's Property or any improvements. If Tenant is in default thereof, Landlord may effect such removals and repairs, and Tenant shall pay to Landlord the cost thereof, with interest from the date of payment by Landlord, at a rate equal to the lesser of: 1) eighteen percent (18%) per annum; or 2) the highest legal rate. Upon the failure of Tenant to remove Tenant's Property prior to expiration of the Term, all remaining Tenant's Property shall, at Landlord's election, be deemed abandoned by Tenant.

23. OPTION TO PURCHASE PREMISES. Subsequent to the Commencement Date and at any time prior to expiration of the fifth Lease Year, if this Lease shall then be in full force and effect and Tenant shall not then be in default hereunder beyond any applicable cure period, Tenant shall have the option to purchase the Premises, subject to the terms of all easements, covenants, conditions and restrictions of record (collectively, the "Permitted Exceptions"), for a sum (the "Purchase Price") equal to One Hundred Twelve Percent (112%) of Project Cost. In order to exercise the said option to purchase, Tenant shall give Landlord written notice thereof (the "Notice of Exercise") not less than nine (9) months prior to the expiration of the fifth Lease Year. If Tenant fails to timely exercise said option to purchase during the said exercise period then Tenant shall be deemed to have waived said option to purchase. If said option to purchase is timely exercised, the following provisions shall become applicable:

       a. DEBT. In the event there is a Mortgage(s) which will be in effect on the Closing Date, as defined below, then either: Tenant shall assume Landlord's obligations under the Mortgage(s), in which event Landlord shall pay any assignment fees assessed by Lender; or Landlord shall pay off the Mortgage(s) debt at Closing, as defined below, and Tenant shall pay any prepayment penalties. In the event Tenant assumes the Mortgage and the Mortgage balance is greater than the Purchase Price, Landlord shall pay Tenant the difference between the Mortgage balance and the Purchase Price.
In the event the Mortgage balance is less than the Purchase Price, Tenant shall pay Landlord the difference between the Purchase Price and Mortgage balance. Within thirty (30) days following Landlord's receipt of the Notice of Exercise, Landlord shall deliver a copy of the Mortgage to Tenant and, thirty (30) days thereafter, Tenant shall notify Landlord in writing whether it will assume the Mortgage. Landlord agrees to negotiate with Lender for the most favorable prepayment terms reasonably possible without additional cost or other disadvantage to Landlord. All Mortgage(s) shall contain the right to prepay.

       b. TITLE INSURANCE COMMITMENT. Within thirty (30) days after receipt of Tenant's Notice of Exercise, Landlord shall deliver to Tenant a title insurance commitment (the "Commitment") with respect to the Premises, as issued by a title company to be chosen by Landlord and reasonably acceptable to Tenant. The Commitment shall (i) be in the amount of the Purchase Price, (ii) name Tenant as the proposed insured, and (iii) confirm that fee title to the Premises is held by Landlord.

       c. SURVEY. Within thirty (30) days after receipt of Tenant's Notice of Exercise, Landlord shall deliver to Tenant a current survey (the "Survey") of the Premises, which Survey shall be prepared by a registered land surveyor and certified to Tenant, Tenant's Lender (if any), and the title company.

       d. OBJECTIONS TO TITLE. Within twenty (20) days after its receipt of both the Commitment and Survey, Tenant shall give written notice to Landlord of any objections (the "Objections") Tenant may have to the matters set forth in the Commitment and Survey, provided that Tenant shall not be entitled to object to any of the Permitted Exceptions. Landlord shall be allowed a period of sixty (60) days following its receipt of Tenant's notice of Objections to cure Tenant's Objections, however Landlord shall not be obligated to expend more than $2,000.00 to cure said Objections. In the event the costs to cure exceed $2,000.00, Tenant shall have the right to expend the additional funds necessary to cure Tenant's Objections. If Landlord is unable to timely cure said Objections, then Tenant shall have the option to (i) rescind its Notice of Exercise by delivering written notice of such rescission to Landlord prior to the expiration of the aforesaid sixty
(60) day period (in which event Tenant shall have no further right or obligation to purchase the Premises, and this Lease shall remain in effect through the expiration of the initial term hereof), or (ii) waive any uncured Objections and at closing accept title to the Premises subject thereto.

       e. DISCLAIMER OF WARRANTY. The closing of the sale of the Premises by Landlord to Tenant shall be made free of and without any warranties by Landlord as to the condition of the Premises or the fitness of the Premises for any particular purpose. At the closing, Tenant shall accept the Premises "as is."

       f. CLOSING DATE. The closing (the "Closing") of the sale of the Premises by Landlord to Tenant shall occur no later than the last day of the fifth Lease Year of this Lease.

       g. PAYMENT OF PURCHASE PRICE. At the Closing, Tenant shall pay to Landlord the Purchase Price in cash or immediately available funds.

       h. DEED. At Closing, Landlord shall deliver to Tenant a general warranty deed conveying title to the Premises to Tenant, subject only to the Permitted Exceptions and such other matters (including uncured Objections) as are accepted by Tenant.

       i. OTHER DOCUMENTS. Landlord and Tenant hereby agree to execute and deliver at Closing such other documents as may be necessary to consummate the sale of the Premises in accordance with the terms of this Section 23.

24. OPTION TO PURCHASE ADJOINING SITE. Subsequent to the Commencement Date and at any time prior to expiration of the fifth Lease Year, if this Lease shall then be in full force and effect and Tenant shall not then be in default hereunder beyond any applicable cure period, Tenant shall have the option to purchase the adjoining site, legally described on Exhibit "A," attached (the "Adjoining Site"), subject to the terms of all easements, covenants, conditions and restrictions of record (collectively, the "Permitted Exceptions"), for a sum determined pursuant to this Section 24 (the "Purchase Price"). In order to exercise the said option to purchase, Tenant shall give Landlord written notice thereof (the "Notice of Exercise") not less than nine (9) months prior to the expiration of the fifth Lease Year. If Tenant fails to timely exercise said option to purchase during the said exercise period then Tenant shall be deemed to have waived said option to purchase. If said option to purchase is timely exercised, Subsection (b) through (i) of Section 23 shall become applicable. The Purchase Price shall be determined based upon the Lease Year in which the Closing occurs. During the first Lease Year the Purchase Price shall be One Million One Thousand and No/100 Dollars ($1,001,000.00). During the second Lease Year and each Lease Year thereafter, the Purchase Price shall be increased by the lesser of: six percent (6%); or two percent (2%) plus real estate taxes attributable to the subject Lease Year.

25. RIGHT OF FIRST REFUSAL. Tenant is hereby granted a right of first refusal to purchase the Adjoining Site. In the event Landlord receives a bona fide offer to purchase the Adjoining Site, Landlord shall send Tenant written notice of the terms and conditions of such offer to purchase. Tenant shall have fifteen (15) business days following receipt of said notice to deliver Landlord a written offer to purchase the Adjoining Site for the Purchase Price. If Tenant delivers such an offer, the parties agree to execute a purchase agreement regarding the Adjoining Site as quickly as possible which purchase agreement shall incorporate Subsections (b) through
(i) of Section 23. If Tenant does not deliver such an offer or if Tenant is in default under this Lease at the time Landlord receives a bona fide offer to purchase the Adjoining Site, Tenant's right under this Section 25 and Tenant's rights to purchase the Adjoining Site under Section 24 shall automatically extinguish and be of no further force and effect. In the event Landlord determines to develop the Adjoining Site (hereinafter "Development Plans"), such Development Plans shall be treated as a bona fide offer to purchase for purposes of this Section 25. Landlord agrees that it will not begin development of the Adjoining Site during the first year following the Commencement Date.

26. NOTICES. All notices, demands, requests, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Lease shall be in writing and sent via certified mail, return receipt requested or by messenger service providing proof of delivery, to the other party at the following addresses:

Tenant:              Grand Casinos, Inc.         Tenant:              Grand Casinos, Inc.
Prior to             13705 1st Avenue North      Subsequent to        130 Cheshire Lane
Commencement         Plymouth, MN 55441          Commencement         Minnetonka, MN 55305
                     Attn:  President                                 Attn:  President
                     w/copy:  General Counsel                         w/copy:  General Counsel

Landlord:            Carlson Real Estate Company
                     2222 Plaza VII
                     45 South Seventh Street
                     Minneapolis, MN 55402

27. WAIVER AND AMENDMENT. No provisions of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. Tenant agrees to execute and deliver to Landlord any amendment of this Lease requested by Lender which does not materially increase Tenant's obligations hereunder or materially adversely affect Tenant's rights and benefits hereunder.

28.    PROVISIONS OF GENERAL APPLICATION.

       28.1 JOINT VENTURE. None of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant or to make them joint venturers.

       28.2 CAPTIONS. Captions are used throughout this Lease for convenience or reference only and shall not be considered in any manner in the construction or interpretation of this Lease.

       28.3 SEVERABILITY. If any of the terms or provisions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, the then remaining provisions and conditions of this Lease, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

       28.4 APPLICABLE LAW. This Lease involves property located within the State of Minnesota and shall be construed according to the laws of the State of Minnesota.

       28.5 MEMORANDUM OF LEASE. The parties agree to execute and either shall be entitled to record a Memorandum of Lease evidencing this Lease in form reasonably satisfactory to both parties.

       28.6 ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties with respect to the subject matter, and there are no other representations, warranties, or agreements except as otherwise herein provided.

       28.7 COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

       28.8 BINDING EFFECT. The terms and conditions of this Lease shall be binding upon and benefit the parties hereto and their respective successors and assigns.

       28.9 ATTORNEYS' FEES. In the event of litigation arising out of this Lease, each party shall pay its own court costs, out of pocket expenses, and attorneys' fees related to such litigation, and each party hereby waives any claim against the other for payment or reimbursement of any court costs, out of pocket expenses, or attorneys' fees incurred by such party, except or unless such suit involves a matter where one party under this Lease has specifically agreed to indemnify the other party and in such event said indemnification shall include the attorneys' fees of the indemnified party with respect to the matter for which the indemnification was given.

29.    REPRESENTATIONS.

       29.1   TENANT'S REPRESENTATIONS AS TO AUTHORITY.

       (a) Tenant is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the power and authority to consummate the transactions contemplated by this Lease.

       (b) All proceedings of Tenant necessary to consummate the transactions contemplated by this Lease have been duly taken in accordance with law.

       (c) Evidence of the representations made in this Section 29 by Tenant shall be delivered to Landlord upon the request of Landlord in a form reasonably acceptable to Landlord.

       29.2   LANDLORD'S REPRESENTATIONS AS TO AUTHORITY.

       (a) Landlord is a Minnesota limited partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the power and authority to consummate the transactions contemplated by this Lease.

       (b) All proceedings of Landlord necessary to consummate the transactions contemplated by this Lease have been duly undertaken in accordance with law.

       (c) Evidence of the representations made in this Section 29 by Landlord shall be delivered to Tenant upon the request of Tenant in a form reasonable acceptable to Tenant.

       IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

                                          LANDLORD:

                                          CARLSON REAL ESTATE COMPANY,
                                          A MINNESOTA LIMITED PARTNERSHIP


                                          By
                                             ---------------------------------
                                               Dean A. Riesen
                                               Its General Partner

                                          TENANT:

                                          GRAND CASINOS, INC.



                                          By
                                             ---------------------------------
                                             Its
                                                ------------------------------

                               EXHIBIT "A"

                            LEGAL DESCRIPTION

                           PHASE I ("PREMISES")

              LOT 1, BLOCK 1, CARLSON CENTER EAST, ACCORDING TO
              THE RECORDED PLAT THEREOF AND SITUATE IN HENNEPIN
              COUNTY, MINNESOTA.








                        PHASE II ("ADJOINING SITE")


              LOT 2, BLOCK 1, CARLSON CENTER EAST, ACCORDING TO
              THE RECORDED PLAT THEREOF, AND SITUATE IN HENNEPIN
              COUNTY, MINNESOTA.

                                EXHIBIT "B"

                              LANDLORD'S WORK


Landlord's work will be completed in accordance with plans and specifications prepared by Landlord's architect and dated January 26, 1996 (as modified from time to time with tenant's approval).

                                     EXHIBIT "C"

                            PROPERTY MANAGEMENT AGREEMENT


       This Agreement is made this _____ day of __________, 199_, by and between Carlson Real Estate Company, Inc., a Minnesota corporation ("Carlson") and Grand Casinos, Inc., a Minnesota corporation ("Tenant").

       In consideration of the property management services to be rendered by Carlson pursuant to this Agreement and as an inducement to Carlson Real Estate Company, a Minnesota Limited Partnership ("Landlord") to enter that certain related lease of even date herewith (the "Lease"), Tenant hereby designates Carlson as the exclusive agent and representative of Tenant for the purposes of management and operation for Tenant's account of that certain office building to be constructed by Landlord at 130 Cheshire Lane, Minnetonka, Minnesota 55348 (the "Property").

       Carlson and Tenant agree that their respective authorities, duties, and responsibilities with respect to the Property shall be as follows:

       I.      Duties of Carlson.

       A. Carlson shall, on a monthly basis: Pay operating expenses incurred through servicing, maintaining or repairing the Property and other expenses in connection with the Property, subject to Tenant's timely payment of amounts owed under this Agreement.

       B. Subject to Tenant's timely payment of amounts owed under this Agreement, Carlson shall manage the Property in a manner consistent with the management of comparable office buildings in the Twin Cities metropolitan area, including periodic inspections, supervision of maintenance, arranging for improvements, alterations and repairs, purchasing all materials and services, and expending such sums as Carlson deems necessary to accomplish the foregoing. Carlson shall obtain approval from Tenant for expenditures in excess of $20,000.00 for any one item, except monthly or recurring operating charges, emergency repairs and real estate taxes in excess of the maximum and as otherwise provided in Paragraph I(F).

       C. Carlson shall maintain books and records of the accounts of the Property, which shall be open to the inspection of Tenant at the office of Carlson.

       D. Carlson has Tenant's approval to contract for utility services (water, electricity. etc.) needed at the Property.

       E. Carlson agrees to prepare an annual budget for each calendar year and deliver said budget to Tenant no later than January 1 of each year. The budget shall include a forecast of expenses by month and shall be used by Carlson as a guide for the actual operation of the Property and shall be subject to Carlson's periodic revision.

       F. Carlson shall take such action as may be necessary to comply with any and all orders or requirements affecting the Property by any federal, state county or municipal authority having jurisdiction thereover, and orders of the board of fire underwriters or other similar bodies, which actions shall not be subject to the monetary limitation contained in Paragraph I(B), above.

II.    Duties of Tenant.

       A. Tenant agrees to promptly furnish Carlson with copies of all documents and records to properly manage the Property, including but not limited to certificates of all insurance policies and copies of the actual policies and any required endorsements which are carried by Tenant during the term of this Agreement.

       B. All liability insurance which Tenant is required to carry under the terms of the Lease shall name Carlson as an additional insured.

       C. Tenant hereby waives all of its rights and those of its insurers with respect to recovery against Carlson and the officers, employees and representatives of Carlson on account of loss or damage to Tenant's real or personal property where such loss is caused by an insured peril. Tenant shall give notice to its insurance carrier or carriers, if any, that the foregoing waiver of subrogation is contained in this Agreement. Carlson hereby waives all of its rights and those of its insurers with respect to recovery against Tenant and the officers, employees and representatives of Tenant on account of loss or damage to Carlson's personal property where such loss is caused by an insured peril. Carlson shall give notice to its insurance carrier or carriers, if any, that the foregoing waiver of subrogation is contained in this Agreement.

       D. Carlson shall not be liable for any cost or expense whatsoever relating to the performance of its duties under this Agreement, all of which costs and expenses shall be the sole responsibility of Tenant. The cost of properly maintaining and operating, in Carlson's discretion, the Property, including, without limiting the generality of the foregoing, the cost of operating, repairing, lighting, cleaning, removing snow, security, and all capital improvements shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Carlson at the beginning of each twelve (12) month period commencing and ending on dates designated by Carlson, each installment being due in advance on the first day of each calendar month. If at any time during such twelve (12) month period, it shall appear that

              Carlson has underestimated said expenses for such twelve (12) month period, Carlson may reestimate such expenses and may bill Tenant for any deficiency which may have accrued during such twelve (12) month period and thereafter the monthly installment payable by Tenant shall also be adjusted. Within one hundred twenty (120) days after the end of each such twelve (12) month period, Carlson shall deliver to Tenant a statement of expenses for such twelve (12) month period and the monthly installments paid or payable shall be adjusted between Carlson and Tenant, and each party hereby agrees that Tenant shall pay Carlson or Carlson shall credit Tenant's account (or, if such adjustment is at the end of the term, pay Tenant), within thirty (30) days of receipt of such statement, the amount of any excess or deficiency in expenses paid by Tenant to Carlson during such twelve (12) month period. Failure of Carlson to provide the statement called for hereunder within the time prescribed shall not relieve Tenant from its obligations hereunder. In the event there is a deficit in the account of the Property, Carlson shall notify Tenant of the amount of this deficiency, and Tenant agrees to forward this amount to Carlson within seventy-two (72) hours after notice.

       E. Tenant shall pay to Carlson for its property management services, a fee equal to ten percent (10%) of all costs and expenses incurred by Carlson in the management of the Property. The management fee shall be adjusted in the manner described in
              Section II(D), above.

       F. In addition to the compensation stated in Section II(E) above, Tenant agrees to reimburse Carlson for the cost of postage if not sent by first class mail (not to include required monthly reports), the costs of long distance telephone calls made by Carlson in the management of the Property and any other expenses, authorized by Tenant, advanced by Carlson on behalf of Tenant.

III.   Miscellaneous.

       A. The term of this Agreement shall commence on the Commencement Date, as defined in the Lease, and shall continue in effect for a period of one year and, thereafter, automatically renew for successive one year terms. Carlson may terminate this Agreement, without cause, at any time on ninety (90) days written notice. Tenant may terminate this Agreement only in the event of Carlson's negligence in the performance of this Agreement if not cured within ninety (90) days following Carlson's receipt of written notice from Tenant detailing such negligence and demanding cure.

       B. This Agreement shall be binding upon the parties hereto, their legal representatives, successors and permitted assigns, and may not be assigned by either party without the prior written consent of the other, which consent may be given or withheld in sole and unlimited discretion.

       C. Where Tenant determines that legal assistance is required such assistance shall be through counsel designated by Tenant and shall be at Tenant's expense, and Carlson shall cooperate with Tenant and Tenant's counsel.

       D. Any notice required under the terms herein shall be deemed given upon the placing of it in the United States mail, certified or registered, postage prepaid, and addressed to the address designated below or by reputable messenger service providing proof of delivery. Said address may be changed by either party by notice sent to the last designated address of the other party as provided herein. Initial addresses for notice are as follows:

              CARLSON                                   TENANT
              Carlson Real Estate Company, Inc.         Grand Casinos, Inc.
              2222 Plaza VII                            130 Cheshire Lane
              45 South Seventh Street                   Minnetonka, MN  55348
              Minneapolis, MN 55402
              Attn:  Legal Department

       E. Notwithstanding any other provision of this Agreement to the contrary, if a receiver, liquidator, or trustee of either party shall be appointed by court order, or if a petition to reorganize shall be filed against either party under any bankruptcy, reorganization or insolvency law, or if either party shall file a petition in voluntary bankruptcy, request reorganization under any provision of voluntary bankruptcy, reorganization or insolvency law, or make an assignment for the benefit of creditors, then the other party may forthwith terminate this Agreement upon written notice to the party filing or against whom is filed an action in one of the aforementioned circumstances.

       F. Carlson agrees to indemnify and hold Tenant harmless from and against any claim, loss, liability, action, cost or expense (including without limitation attorneys' fees) for injuries or death to persons or damage to property or any other liability with respect to the Property caused by acts or omissions or negligence or misconduct by Carlson or Carlson's employees or agents. Tenant agrees to indemnify and hold Carlson harmless from and against any claim, loss, liability, action, cost or expense (including without limitation attorneys' fees) for injuries or death to persons or damage to property or any other liability with respect to the Property except those which result from the negligence or misconduct of Carlson or Carlson's employees or agents. Without limiting the foregoing, Tenant further agrees to indemnify and hold Carlson harmless from and against any claim, loss, liability, action, cost or expense (including without limitation attorneys' fees) for injuries or death to persons or damage to property arising out of any acts or omissions by Carlson or Carlson's employees or agents in the good faith performance or exercise of any of the duties, obligations, powers, or authorities granted to Carlson hereunder and within the scope of Carlson's authority hereunder; excluding, however, any of the aforementioned claims, losses, liabilities, actions, costs, or expenses which result from the negligence or misconduct of Carlson or Carlson's employees or agents. The provisions of this Section III(F) shall survive the termination of this Agreement.

       G. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Tenant, its successors or assigns, on the one part, and Carlson, its successors or permitted assigns, on the other part.

       H. This Agreement shall constitute the entire Agreement between Tenant and Carlson and no modification thereof shall be effective unless made by supplemental agreement in writing and executed by Tenant and Carlson.

       IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

CARLSON REAL ESTATE COMPANY, INC.  GRAND CASINOS, INC.


By /s/ Dean A. Riesen                            By /s/ Patrick R. Cruzen
   ------------------                               ---------------------
     Dean A. Riesen                                   Patrick R. Cruzen
     Its President                                    Its President

       Exhibit D is a diagram of the floor plan.

                                                                       Received
                                                                August 23, 1996

                               FIRST AMENDMENT TO LEASE

DATE:         August 23, 1996

PARTIES:      Carlson Real Estate Company, a Minnesota Limited Partnership
              "Landlord"

              Grand Casinos, Inc.
              "Tenant"


RECITALS:

       A. Landlord and Tenant are parties to that certain Lease dated February 1, 1996, (the "Lease") relating to approximately 65,000 square feet of space (the "Premises") located at 130 Cheshire Lane, Minnetonka, Minnesota.

       B. The parties have reached an agreement with respect to the amendment of the Lease which they wish to reduce to writing.

AGREEMENT:

       In consideration of the following terms and conditions, the parties agree as follows:

       1. RECITALS. The foregoing recitals are true and are incorporated herein.

       2. PROJECT COST. Section 1.7 of the Lease is hereby deleted in its entirety and replaced with the following:

              " "Project Cost" shall be deemed to be the amount of Seven Million Eight Hundred Thousand and 00/100 dollars ($7,800,000.00) and, except as hereinafter otherwise provided, shall include any and all costs incurred by Landlord for the development of the Premises, including but not limited to land costs of $845,000.00, all construction and finish costs, architectural and engineering fees, permit costs, SAC/WAC fees, testing fees, and commissions. Project Cost shall not include costs incurred by Landlord for soil correction or the first $27,500 incurred by Landlord for clearing the site. In the event that, as a result of Tenant's requests or requirements, Project Cost exceeds Seven Million Eight Hundred Thousand and 00/100 dollars ($7,800,000.00) ("Excess Project Costs"), Tenant shall pay to Landlord the Excess Project Costs as Additional Rent. Excess Project Costs shall thereupon be excluded from Project Cost for the purposes of determining the (i) Base Rent pursuant to Section 1.8 hereof, and (ii) Purchase Price pursuant to Section 23 hereof."

       3. DEBT. Tenant acknowledges that, pursuant to Section 23(a) of the Lease, Landlord has negotiated the most favorable permanent mortgage financing arrangement for the Premises (the "Financing"). The Financing includes a prepayment right following the first sixty (60) months of the term of the Financing. Tenant agrees to execute all necessary and reasonable documents necessary to complete the Financing within ten (10) days of receipt of same from Landlord. These documents may include, but shall not be limited to, subordination and nondisturbance agreement(s) and estoppel certificate(s).

              Additionally, Tenant agrees that, in the event Tenant exercises its Option To Purchase Premises pursuant to Section 23 of the Lease, there will not be a merger of the Tenant's leasehold and fee estates.

       4. PURCHASE OF PREMISES DURING FIRST LEASE YEAR. The following provision shall be inserted in Section 23 of the Lease immediately after the first sentence thereof. "Notwithstanding any provision of this Section 23 to the contrary, in the event that Tenant exercises its option to purchase the Premises and consummates said purchase prior to the expiration of the first Lease Year, then the Purchase Price payable by Tenant for purchase of the Premises shall be equal to 111.5% of Project Cost."

       5. LEGAL DESCRIPTION OF PREMISES AND ADJOINING SITE. Exhibit "A" as attached to the Lease is hereby deleted in its entirety and the attached Exhibit "A" is hereby inserted in lieu thereof.

       6. PENDING SUBDIVISION OF LAND. On December 11, 1995, the City Council of the City of Minnetonka, Minnesota, approved the preliminary plat of Carlson Center East. The real property embraced within the said preliminary plat is the real property legally described in Exhibit A attached hereto. Landlord hereby agrees that, prior to the Commencement Date, it shall (i) request formal approval from the City of Minnetonka for the final plat of Carlson Center East, and (ii) submit all documents and pay all fees, if any, required by the City of Minnetonka in connection with said request.

       7. INTERPRETATION OF FIRST AMENDMENT TO LEASE. In the event of any conflict between the Lease and this First Amendment to Lease, the terms of this First Amendment to Lease shall control. Except as expressly amended, supplemented or modified by this First Amendment to Lease, the Lease shall continue in full force and effect. All capitalized terms contained in this First Amendment to Lease, unless specifically defined herein, shall have the meaning ascribed to them in the Lease.

       8. BINDING EFFECT. This First Amendment to Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

       IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to Lease to be executed as of the day and year first above written.

CARLSON REAL ESTATE COMPANY,              GRAND CASINOS, INC.
A MINNESOTA LIMITED PARTNERSHIP



By     /s/ Dean A. Risen                         By     /s/ Patrick Cruzen
     -----------------------                          --------------------
     Dean A. Risen                                    Patrick Cruzen
     Its General Partner                              Its President

                      "EXHIBIT A is a description of floor plan"




                                      4